CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 25 to Registration Statement No. 333-119422 of Hartford Life Insurance Company Separate Account Three on Form N-4, of our report dated February 26, 2016, relating to the consolidated financial statements of Hartford Life Insurance Company as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, and of our report dated April 20, 2016, relating to the statements of assets and liabilities of each of the individual sub-accounts which comprise Hartford Life Insurance Company Separate Account Three as of December 31, 2015, and the related statements of operations for the periods then ended, the statements of changes in net assets for each of the periods presented in the two years then ended, and the financial highlights in Note 6 for each of the periods presented in the five years then ended, both appearing in the Statement of Additional Information, which is incorporated by reference in such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut
November 15, 2016